UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 20, 2005
(Date of earliest event reported)

NATHANIEL ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27783	84-1572525
(State or Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8001 S. Interport Blvd., Englewood, Colorado 80112
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 690-8300
____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 20, 2005 the Board of Directors of Nathaniel Energy Corporation elected William J. Mulrow and Karen Strain Smythe as directors of the Company to fill two vacancies on the Board of Directors. Each of them was elected to serve until the next annual meeting of stockholders of Nathaniel Energy or until the earlier of their respective deaths, resignations or removal from office, and until their respective successors have been duly elected and have qualified.

Mr. Mulrow is a senior Vice-President of Gabelli Asset Management, a position he has held since 1999. He was Managing Director, Corporate Finance of Rothschild, Inc. from 1995 to 1999, and Managing Director and Head of Public Finance Banking of Donaldson, Lufkin & Jenrette Securities Corp. from 1982 to 1995. Before that, Mr. Mulrow held various other positions. He received a B.A. Cum Laude from Yale University and an M.P.A. from Harvard University John F. Kennedy School of Government.

Ms. Smythe is a Vice-President of C.B. Strain & Son, Inc., a mechanical contracting company, a position she has held since 1998. She was Vice-President of Marketing for The Dannon Company, a division of the Danone Group, from 1997 to 1998. Before that, Ms. Smythe held various other positions. She received a B.A. from Vassar College and an M.B.A. from the University of Virginia, Colgate Darden Graduate School of Business.

Mr. Mulrow is the son-in-law of Richard Strain, the company’s largest beneficial shareholder and creditor, and Ms. Smythe is Mr. Strain’s daughter. Mr. Mulrow and Ms. Smythe are not married to each other.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: June 24, 2005
NATHANIEL ENERGY CORPORATION By: /s/ George A. Cretecos George A. Cretecos, Chief Operating Officer